Exhibit 10.7

Tractatus LLC
33 Harrison Street, New York NY 1 3 USA
Tel: 1 212233.3549 Fax: 1 4135 1.0390 e-mail: paepst@aol.com

July 2, 2001

Transmeridian Exploration Incorporated
11811 North Freeway Suite 500
Houston, TX 77060 USA

Attn: Mr. Peter Holstein, Chairman
Mr. Lorrie T. Olivier, President & CEO

Gentlemen:

This letter confirms the understanding and agreement (the "Agreement") between Transmeridian Exploration Incorporated, a Delaware corporation ("TMEI") and its Affiliates (collectively, the "Company"), and Tractatus LLC, a Delaware limited liability company ("Tractatus") as follows:

1. The Company hereby engages Tractatus as its agent for the purpose of advising on the structuring and placement with a bank or other financial institution of a borrowing based, production note or other debt facility (term or revolver) to be used for development of the Company's oil and gas assets and other projects, where such debt facility may include equity features or direct or indirect interests in properties of the Company (collectively referred a as the "Facility"), of between approximately $10-30 million (hereinafter referred to as the "Transaction"). For purposes hereof, a Transaction shall include any single transaction or any series of transactions whereby the Facility is funded. Tractatus' agency on behalf of the Company shall continue until the closing of the Transaction, unless earlier terminated pursuant to paragraph 6 below. In connection with activities hereunder, Tractatus may designate one or more third parties ("Designated Firms") through whom such activities may be conducted and compensation allocated.

2. Tractatus hereby accept the engagement described in paragraph 1 and, in that connection, agrees to:

(a) Keep and maintain all material non-public information which Tractatus receives or develops concerning the Company confidential and disclose that information only as contemplated by this Agreement or as required by law; provided that if disclosure is required, Tractatus shall: (i) promptly notify the Company; and (ii) disclose only so much of such information as is necessary to avoid penalty or sanction. Notwithstanding the foregoing, Tractatus may disclose non-public information to its agents, employees, advisors, potential financing sources and Designated Firms on a need to know basis; and

(b) Review the Company's operations and advise the Company regarding its capital structure, the valuation of its business, and the financing alternatives reasonably available to the Company.

3. Except as required by law any advice rendered by Tractatus pursuant to this engagement shall be treated as confidential by the Company, shall be solely for the benefit of the Company and shall not be disclosed publicly in any manner without the prior written consent of Tractatus. If practicable, without prior consultation with Tractatus, the Company shall not make any legally required disclosure of such advice nor make any public announcement or filing in which Tractatus' name appears.

4. The Company shall:

(a) Promptly advise Tractatus in writing of any parties with which the Company has had substantive discussions regarding a possible Transaction prior to or subsequent to the date of this Agreement and during Tractatus' engagement hereunder; and which transaction if completed will not be subject to this agreement

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(b) Make available to Tractatus all information concerning the current and proposed business, assets, operations and financial condition of the Company and its projects which may reasonably be required by Tractatus in connection with the performance of its services hereunder. Tractatus may rely upon the accuracy and completeness of such information without independent verification.

5. During the period that Tractatus is engaged by the Company, the Company shall not directly or indirectly engage in any substantive discussions with Tractatus Parties (as defined below) concerning a Transaction without giving prior notice to Tractatus.

6. Subject to the provisions of paragraphs 7 through 11, which shall survive any termination of this Agreement, the Company or Tractatus may terminate Tractatus' engagement hereunder at any time with or without cause by giving Tractatus or the Company, as the case may be, at least 30 business days prior written notice of termination.

7. The Company shall pay Tractatus a non-refundable retainer through the issuance of 5,000 shares of common stock of TMEI payable upon the execution of this Agreement.

8. The Company agrees to conditionally compensate Tractatus as follows:

(a) If a Transaction is completed with a client of Tractatus during the term of Tractatus' engagement or within 12 months following the termination of Tractatus' engagement pursuant to paragraph 6 above, then the Company shall, upon initial closing of the Transaction, pay Tractatus as compensation for its services, advisory compensation equal to the greater of (i) $250,000 and (ii) 1% of the gross proceeds of Facility subscribed, received or to be paid in connection with a Transaction. The fee payable pursuant to this Section 8(a) shall be paid pro-rata with draw-downs under the Facility, based upon the ratio that the aggregate draw-downs bear to the initial borrowing base; provided the initial $250,000 shall be payable when the Company has received been paid $5,000,000 of gross proceeds under the Facility.

(b) For the purpose f determining compensation due Tractatus under paragraph 8(a) above, Facility will include amounts initially disbursed by the bank(s) or other financial institution(s) participating in such Facility and commitments ma e by such bank(s) or other financial institution(s) to purchase additional Facility.

(c) The compensation due to Tractatus under paragraph 8(a) above shall be pro-rated by the ratio that participations in the Facility ("Participations") acquired by Tractatus Parties in the Transaction, bears to the total amount of Participations acquired in the Transaction; provided, Tractatus Parties shall be entitled, at Tractatus' election, to subscribe and purchase not less $5 million of Participations issued in the Transaction on terms and amount no less favorable than the most beneficial terms upon which the Facility are offered to non- Tractatus Parties .For purposes of this Agreement, "Tractatus Parties" shall be persons or entities introduced to the Company by Tractatus or a Designated Firm as set forth on Schedule "A" attached hereto (as may be amended from time to time), or with whom Tractatus or a Designated Firm has substantial involvement in connection with the Transaction based on a written request from the Company, and persons or entities introduced o the Company by other Tractatus Parties.

9. The Company agrees, whether or not a Transaction proceeds, to pay all expenses directly related to the execution of this agreement. Such expenses shall include, without limitation, travel, telephone, postage and courier, printing and any other out-of-pocket costs incurred by Tractatus or the Designated Firms. Reimbursement by the Company for approved out-of-pocket expenses shall be made to Tractatus at the earlier of (i) 30 days from the date the Company receives documentation, or (ii) initial closing of the Transaction,

10. The Company hereby agrees to indemnify and hold harmless Tractatus, its members, managers, directors, officers, employees, agents and controlling persons (as defined under the Facility Act of 1933, as amended (the "1933 Act")), and those of the Designated Firms from and against any and all losses, claims, damages, liabilities and expenses, joint and several (including all reasonable fees of counsel, whether or not resulting in liability), caused by or resulting out of Tractatus' acting for the Company pursuant to this Agreement (collectively, "Claims") provided, however, that the Company will not be liable hereunder to the extent that any Claim ultimately adjudicated in a non-appealable

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judgment to have resulted from Tractatus' gross negligence or willful misconduct in performing the services described above.

11. If a Transaction is completed pursuant to this Agreement, Tractatus may at its expense and with prior notice to and the Company's approval (which approval shall not be unreasonably withheld or delayed), place an announcement in such newspapers and periodicals as it may choose stating that Tractatus has acted as financial advisor for the company in such transaction.

12. This Agreement shall be binding upon and inure to the benefit of the parties and their successors and assigns. This Agreement represents the entire understanding between the parties, and all prior discussions and negotiations are merged in it, This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without reference to the state's conflicts of law principles.

If the foregoing correctly sets forth the understanding and agreement between Tractatus and the Company, please so indicate in the space provided for that purpose below.

Sincerely,
Tractatus LLC
By: /S/ PHILIP A. EPSTEIN
PHILIP A. EPSTEIN Managing Director

ACCEPTED AND AGREED:
Transmeridian Exploration Incorporated
By: /S/ Peter L. Holstein
Peter L. Holstein
Chairman of the Board
Dated July 3, 2001